Exhibit 10.16

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].”

FIRST AMENDMENT TO THE WARRANTY PROGRAM AGREEMENT BY AND BETWEEN COVER GENIUS WARRANTY SERVICES, LLC AND TILE, INC.

This First Amendment to the Warranty Program Agreement by and between Cover Genius Warranty Services, LLC and Tile, Inc. dated September 17, 2020 (First Amendment), is made by and between Tile, Inc. (Company) and Cover Genius Warranty Services LLC (Cover Genius). Tile and Cover Genius together are referred to as the “Parties” or individually as a “Party.”

RECITALS

A.	The Parties entered into a Warranty Program Agreement dated June 26, 2020 (referred to as the Agreement);

B.	The Parties hereto are entering into this First Amendment to amend certain provisions of the Agreement.

In consideration of the mutual promises and covenants herein and in the Parties’ Agreement, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein will have the meaning defined for them in the Agreement.

2.	Section 3.02(a) of the Parties’ Agreement shall be replaced with the following provision:

Cover Genius shall sell, solicit and negotiate, issue, deliver and fulfill the Covered Products and be responsible for the administration of the Covered Products, including all activities that constitute the insurance business and require an insurance license (if any), other than any such activities that are undertaken by Cover Genius’ insurance partner(s), for whom Cover Genius takes and bears full responsibility. Cover Genius shall further fulfill all of its obligations, responsibilities and requirements as set forth in this Agreement, its agreements with any Affiliates, Issuers or other parties associated with or in any way involved in the Covered Products as well as any insurance policies, including CLIPs, issued in connection with the Covered Products consistent with the obligations as set forth herein. For the avoidance of doubt, Company and Cover Genius acknowledge and agree that (a) Cover Genius takes and bears full responsibility for ensuring that it and all parties with which Cover Genius has contracted to issue, administer, deliver the Covered Products and/or make payments in connection therewith, including any insurance partners underwriting the Covered Products or other entities at all involved with the Covered Products (the “Issuers”), all Affiliates and other related third parties comply with the terms of this Agreement and all Applicable Law including with respect to the issuance and administration of the Covered Products; (b) Cover Genius is responsible for and bears all risk and liability associated with making timely payments to Customers for covered claims submitted pursuant to the terms of Covered Products; (c) Cover Genius shall bear all responsibility and liability for evaluating, investigating, detecting fraud and/or abuse in connection with, determining eligibility for and otherwise adjudicating all Covered Product claims in accordance with the terms and conditions of the Covered Products and the Contractual Liability Insurance Policy issued to Company in connection with the Covered Products; (d) Cover Genius shall issue checks to Customers up to the appropriate coverage limit for all valid claims under the Covered Products; (e) Cover Genius will provide a means to transmit data to its insurance partner and/or Issuer via a secure FTP; (f) Cover Genius will provide monthly reporting consistent with this Agreement and as otherwise required by its Issuers and/or as otherwise reasonably necessary to provide adequate notice of required program changes, but at all times consistent with the Parties’ Data Protection Agreement; (g) Cover Genius shall not negotiate or endorse any check or other negotiable instrument made payable to any Issuer(s); (h) Cover Genius will work with an insurance partner and/or Issuer to ensure that all contractual liability incurred by Covered Products is adequately covered by the insurance partner and/or Issuer up to the warranty policy maximum limits as they apply to each Covered Product holder so as to incur no financial risk on behalf of Company; (i) Cover Genius shall ensure all Affiliates, Issuers, insurance partners or other third parties associated with the Covered Products approve relevant documentation, disclosures, advertising or other materials as appropriate, and shall remit to its Issuers or other third parties any program fees required by such Issuers, regardless of whether or not the Covered Product holder registers his or her protected item; (j) Cover Genius shall maintain a commercially reasonable adequate number of trained personnel and commercially reasonable facilities for such personnel so as to satisfactorily and professionally perform all of the activities required by Cover Genius herein; (k) Cover Genius shall keep and maintain accurate accounts, books, and records pertaining to the Covered Products and the claims thereon for a period of not less than three (3) years after the expiration of the Covered Products; (l) in coordination with Issuers, Cover Genius shall receive, handle and respond to consumer inquiries regarding the Covered Products; (m) Cover Genius shall comply with all agreements it enters into with Affiliates and Issuers and will further comply with any and all relevant requirements under the Contractual Liability Insurance Policy issued in connection with the Covered Products which shall be delivered to Cover Genius upon issuance; (n) notwithstanding when Cover Genius terminates the Agreement subject to Section 11.02 of the Agreement, to the extent that Cover Genius cannot perform its obligations and/or breaches any provision of the Parties’ Agreement, First Amendment thereto, or agreements with Cover Genius’ Issuers and/or Affiliates and/or requirements as set forth in the Contractual Liability Insurance Policy issued to Company in connection with the Covered Products, Cover Genius will bear all responsibility and liability for such breach and/or failure to perform and shall hold Company harmless for the same until it finds another mutually acceptable administrator that can properly perform all applicable requirements and duties; (o) Cover Genius shall ensure that the Covered Products are in compliance with all applicable laws and regulations, and to the extent required by an Issuer, Affiliate or other third party, shall procure and furnish a legal opinion as to the compliance of such Covered Products with all applicable laws and regulations that meets the requirements of such Issuer or other third party; (p) even though Cover Genius is not an Issuer, and instead is providing services to the Company and the Issuers with respect to the Covered Products, it bears full responsibility and liability for its own performance as well as that of the Issuers, Affiliates and any other third party (including insurance partners) with which it contracts to fulfill its obligations herein; and (q) Cover Genius shall evaluate, investigate, determine eligibility and otherwise adjudicate all proper Covered Product claims in accordance with the terms and conditions of the Covered Products and the CLIP. If any Issuer, Affiliate or insurance partner in any way related to the Covered Products, including those issuing relevant CLIP’s, terminates their agreement with Cover Genius and/or Company and/or fails to adequately perform obligations related to the Covered Products, Cover Genius shall bear full responsibility and liability therefor, including but not limited to finding a replacement, continuing to administer claims to Customers under Covered Products and using commercially reasonable efforts to ensure that the Covered Products can continue to be sold and are administered seamlessly notwithstanding the termination and/or failure in performance. In performing its obligations hereunder, neither Cover Genius nor its Issuer(s), Affiliate(s) and/or insurance partner(s) shall attempt to upsell Customers and/or otherwise offer them additional products or services of any kind except for those expressly and directly offered by Company. Notwithstanding, Cover Genius, its Issuer(s), Affiliate(s) and/or insurance partner(s) may market to Customers whose information has been obtained from means not involving their responsibilities pursuant to this Agreement and so long as such marketing happens separate, apart from and outside the context of Covered Product claims administration and/or otherwise performing obligations under this Agreement.

3.	Section 3.02(c) shall be added to state:

On a monthly basis, Cover Genius shall provide a Remittance Report to Issuer and/or insurance partner setting forth the following information on the Covered Products sold and registered for the period last completed or as otherwise required by the Issuer and/or insurance partner: (1) the total number of Covered Products sold and registered during the month with Designated Contract form number for each base and premium subscription; (2) the order, invoice, or authorization number unique to the consumer; (3) Covered Product holder’s state and zip code; (4) registration date of Tile device for the applicable Warranty; (5) limit of liability purchased (i.e., $25, $250, $500, $1000); (6) description or manufacturer of product the Tile device is attached or in the case of embedded products, a description of the embedded product (each of which to be prepared by the OEM administrator); (7) Model number of the product the Tile device is attached (if applicable); and (8) Hashed identification number of the Tile device.

In addition, using the approved electronic reporting method, Cover Genius shall provide a monthly Registration Report to the Issuer and/or insurance partner setting forth the following information on the Covered Products sold and registered by consumers for the period last completed, or as otherwise required by the Issuer and/or insurance partner: (1) for Limited Warranty holders, Cover Genius shall provide: (i) the total number of Designated Contracts sold and registered during the month with Designated Contract form number for each base and premium subscription; (ii) the order, invoice, or authorization number unique to each consumer assigned by Cover Genius; (iii) the brand and manufacturer (or make and model) of the product the Tile device is attached; (iv) hashed Tile identification number; (v) Tile device activation date; and (vi) date of registration of the Tile device for Limited Warranty; (2) fir Extended Warranty holders, Cover Genius shall provide: (i) the total number of Covered Products sold and registered during the month with Designated Contract form number for each base and premium subscription; (ii) the brand and manufacturer (or make and model) of the product the Tile device is attached; (iii) hashed Tile identification number; (iv) Tile device activation date; (v) type of product the Tile device is attached (if applicable); and (vi) description or manufacturer of product the Tile device is attached or in the case of embedded products, a description of the embedded product (each of which to be prepared by the OEM administrator.

To the extent anything in this section conflicts with the Parties’ Data Protection Agreement, the Data Protection Agreement shall control.

4.	The last sentence of Section 3.05 of the Parties’ Agreement shall be replaced with the following:

Coverage under the CLIP will be for global claim liabilities incurred by Company under Covered Products. For example, if maximum liability under the Covered Products is $1,000 (one thousand dollars) per Customer, the CLIP will be issued for $1,000 per Customer with no aggregate limit. To the extent that the CLIP for any reason does not sufficiently cover all potential liability incurred by Company under the Covered Products, to the extent that such obligation is not explicitly excluded from Section 10.01 of the Agreement, Cover Genius shall bear full and sole responsibility and liability for such shortcomings, including but not limited to any and all payments to Customers pursuant to the Covered Products.

5.	Section 9.01(a) shall be added to the Agreement to state:

Cover Genius further represents and warrants that: (i) the form and content of the Covered Products complies with all applicable laws and regulations; (ii) it or the applicable Issuer has made, or will have made prior to the issuance of the Covered Products any required filings with, and has received any necessary approvals from, all governmental authorities having competent jurisdiction over Company’s issuance of such Covered Products; (iii) it has obtained, or will obtain prior to its issuance of said Covered Products, and will maintain in good standing, all governmental licenses, permits and authorizations necessary for Cover Genius to offer said Covered Products, prior to issuing them.

6.	The first paragraph of Section 10.01 shall be replaced with the following:

Cover Genius shall defend, indemnify and hold Company, Company’s affiliates, and the officers, directors, employees, contractors, agents, and representatives of Company and its affiliates (collectively, “Company Indemnitees”) harmless from and against any and all costs, claims, demands, losses, expenses and liabilities of any nature whatsoever, including punitive and exemplary damages, reasonable attorneys’ fees and court and expert costs (collectively, “Losses”) incurred or suffered by Company Indemnitees arising out of, or in connection with, [***].

[***]

7.	Section 12.17 shall be added to the Agreement to state:

To the extent anything in this Agreement conflicts with the Customer-facing disclosures, terms and/or conditions relating to and/or associated with the Covered Products, the Customer-facing disclosures, terms and/or conditions shall prevail.

8.	Section 4(b) of Exhibit A to the Agreement shall be replaced with the following:

With respect to the Group Extended Warranty Contract, claims arising out of, resulting from, or based upon the loss of an eligible Registered Item will qualify for coverage if the foregoing conditions (i), (ii), and (iii) are met.

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the date first above written.

COVER GENIUS WARRANTY SERVICES, LLC

By:	/s/ Mitch Doust
Name: Mitch Doust
Title: Authorized Signatory

TILE, INC.

By:	/s/ Charles (CJ) Prober
Name: Charles (CJ) Prober
Title: CEO, Tile Inc.